EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

STELLUS PRIVATE CREDIT BDC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation(1)	Fee Rate(2)	Amount of Filing Fee
Fees to Be Paid	$8,111,331	0.00015310	$1,241.85
Fees Previously Paid	-	-	-
Total Transaction Valuation	$7,112,000	-	-
Total Fees Due for Filing			$1,241.85
Total Fees Previously Paid			-
Total Fee Offsets			$782.65(3)
Net Fee Due			$459.20

(1)	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 535,755 shares of common stock, par value $0.001 per share, of Stellus Private Credit BDC at a price equal to $15.14 per share, which represents the Registrant’s net asset value as of September 30, 2024.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025, equals 0.00015310% of the value of the transaction.

(3)	The Registrant paid a filing fee of $860.37 in connection with the Registrant’s Schedule TO-I filed on November 15, 2024, as amended on December 4, 2024, and December 30, 2024 (File No. 005-93645), of which $782.65 remained unutilized and was used to partially offset the filing fee in relation to this filing.

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	Stellus Private Credit BDC	SC TO-I	005-93645	November 15, 2024		$782.65
Fee Offset Source	Stellus Private Credit BDC	SC TO-I	005-93645		November 15, 2024		$782.65